UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

INDUSTRIAL SERVICES OF AMERICA, INC.
(Exact name of registrant as specified in its Charter)

Florida	0-20979	59-0712746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7100 Grade Lane, P.O. Box 32428, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (502) 366-3452

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01        Completion of Acquisition or Disposition of Assets.

            On July 1, 2010, Industrial Services of America, Inc. (the "Company") entered into an asset purchase agreement (the "Asset Purchase Agreement") with the two members of Venture Metals, LLC ("Venture"), Steve Jones ("Jones"), the Company's Vice President of Operations -- ISA Alloys and Jeffrey Valentine ("Valentine"), the Company's General Manager of ISA Alloys. Pursuant to the Asset Purchase Agreement, the Company will (i) issue 225,000 shares of common stock ("Common Stock") to Jones and 75,000 shares of the Company's common stock to Valentine, and (ii) pay each of Jones and Valentine, respectively, $674,471 in cash, in exchange for Venture's customer lists, the Venture name, Venture's goodwill, and noncompete agreements with each of Jones and Valentine.  Venture has been dissolved and its assets have been distributed to Jones and Valentine in accordance with their respective ownership interests.

Also on July 1, 2010, in connection with an independent appraisal of the assets acquired by the Company, the Company, Jones and Valentine entered into an amended asset purchase agreement (the "Amended Asset Purchase Agreement") pursuant to which the Company will pay additional consideration to each of Jones and Valentine in the form of issuances of up to 450,000 shares of Common Stock, to be divided equally between Jones and Valentine, based on the Company's satisfaction of certain return on net asset ("RONA") criteria over a period of five years.  In no event will the annual issuance of Common Stock under the amended asset purchase agreement exceed 90,000 shares of Common Stock in any calendar year.  At the end of the five year period, Jones and Valentine may be eligible for an additional 300,000 shares of Common Stock based on the Company's satisfaction of a target 5 year average RONA, with 225,000 shares payable to Jones and 75,000 shares payable to Valentine.

            The issuance of Common Stock pursuant to the Asset Purchase Agreement was approved by the Company's shareholders at the 2010 annual meeting held on June 10, 2010.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On July 1, 2010, the Company and Jones amended and restated Jones' employment agreement to (a) extend the term to June 30, 2015, and (b) replace the annual bonus (a cash payment equal to 7.5% of the amount determined for each fiscal year of the segment profit of ISA Alloys minus selling, general and administrative expenses applicable to the ISA Alloys segment) with an annual bonus based on the Company's achievement of certain RONA targets pursuant to an executive incentive plan (the "EIP") and a management incentive plan (the "MIP") established by the Company.  The target bonus for Mr. Jones under each of the MIP and the EIP is $200,000, respectively, to be payable in cash or partly in Common Stock, at the election of Mr. Jones.

            Also on July 1, 2010, the Company and Valentine amended and restated Valentine's employment agreement to (a) extend the term to June 30, 2015, and (b) replace the annual bonus (a cash payment equal to 7.5% of the amount determined for each fiscal year of the segment profit of ISA Alloys minus selling, general and administrative expenses applicable to the ISA Alloys segment) with an annual cash bonus based on the Company's achievement of certain RONA targets pursuant to the MIP.  The target bonus for Mr. Valentine under the MIP is $150,000, to be payable in cash or partly in Common Stock, at the election of Mr. Valentine.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL SERVICES OF AMERICA, INC.

Date: July 6, 2010	By:	/s/ Alan L. Schroering
Alan L. Schroering
Chief Financial Officer